Exhibit 10.13(b)

Amendment No. 2

to

Manufacturing Services Agreement:

This Amendment No. 2 (this “Amendment”) to the Manufacturing Services Agreement dated October 24, 2017, (the “Agreement”) between the Parties is entered into on September 23, 2020 (the “Amendment Effective Date”) by and between Owlet Baby Care Inc., a Delaware corporation with its principal office at 2500 Executive Parkway, Suite 500, Lehi, Utah 84043 (“Customer”), and Benchmark Electronics, Inc., a Texas corporation with its principal place of business at 56 S. Rockford Drive, Tempe, Arizona 85281, along with its wholly-owned subsidiary, Benchmark Electronics (Thailand) PCL, a Thailand company with offices at 94 Moo 1 Hi-Tech Industrial Estate, Banlane, Bang Pa-In, Ayutthaya 13160, Thailand, (collectively, “Benchmark”). The terms of the Agreement between Customer and Benchmark shall be incorporated into and apply to this Amendment. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, Customer and Benchmark wish to amend the Agreement;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Customer and Benchmark agree as follows:

1.	The following new Sections 1.3 (Exclusivity) and 1.4 (Additional Site) are added immediately following Section 1.2 (Scope) in the Agreement:

“1.3	Exclusivity. Starting on the Amendment Effective Date and expiring not less than three (3) years after the Amendment Effective Date (“Exclusivity Period”), Customer grants to Benchmark the exclusive right to manufacture the Exclusive Products. Customer shall not place Orders for the manufacture of the Exclusive Products with any third party, and Customer shall not develop Customer’s own manufacturing of the Exclusive Products during the Exclusivity Period. The Parties may agree to allow another Benchmark Affiliate to provide the manufacturing services for the Exclusive Products during the Exclusivity Period.”

“1.4	Additional Site. Within one (1) calendar year from the Amendment Effective Date, Customer may engage a second production site owned by Benchmark and/or Benchmark Affiliate for the sale of goods and/or manufacturing services and receive the benefit of Section 6.4 (Production Cost) below.”

2.	Definition. The following definition is added to the defined terms in Section 2.1 (Definitions) of the Agreement:

“Exclusive Products” means all of Customer’s Products in the following product families: Owlet Smart Sock, Owlet Monitor Duo, and Owlet Band including all revisions and future generations of these Products and or product families. For the avoidance of doubt, “Exclusive Products” does not include the Owlet Cam product.

3.	Section 6.2 (Payment) of the Agreement is deleted in its entirety and replaced with the following:

“6.2	Payment. Customer shall make all payments to Benchmark in U.S. Dollars via electronic funds transfer received by Benchmark no later than net ninety (90) days after the invoice date without set-off of any kind. Nevertheless, Customer may apply any Benchmark-issued credit memo against any outstanding Benchmark invoices to Customer. This payment term shall likewise apply to any invoices or other amounts owed from Benchmark to Customer. If any invoice remains unpaid after the due date thereof, Customer will be subject to a charge equal to the lesser of one and one-half percent (1.5%) per month or the highest rate allowed by law, and Benchmark may place a credit hold on Customer’s account for pending and future shipments.”

4.	The following new Section 6.4 (Production Cost) is added immediately following Section 6.3 (Customer’s Financial Status) in the Agreement:

“6.4	Production Cost. If Customer engages a second production site owned by Benchmark and/or Benchmark Affiliate for the sale of goods and/or manufacturing services, pursuant to Section 1.4 (Additional Site); then upon completion of the production set-up, Customer may provide copies of invoices for the costs of production set-up, and Benchmark will pay such undisputed invoices on Customer’s behalf at the lesser of either fifty percent (50%) of the total production set-up costs, or three hundred thousand dollars (USD $300,000).”

Benchmark Confidential	Page 1 of 2

5.	No other changes. All other terms and conditions of the Agreement remain unchanged and in full force and effect. The Agreement as hereby amended contains the entire agreement between the Parties with respect to the matters set forth therein and herein, and the Agreement and this Amendment shall be read as one document.

IN WITNESS WHEREOF, this Amendment has been signed effective as of the Amendment Effective Date on behalf of Customer and Benchmark by duly authorized representatives.

BENCHMARK ELECTRONICS (THAILAND) PCL		OWLET BABY CARE INC.

By:	/s/ Roop K. Lakkaraju	By:	/s/ Michael Abbott
	Signature		Signature

Roop K. Lakkaraju	Michael Abbott
Printed Name	Printed Name

EVP & CFO		President	9/24/20
Title	Date	Title	Date

BENCHMARK ELECTRONICS, INC.

By:	/s/ Roop K. Lakkaraju
Signature

Roop K. Lakkaraju
Printed Name

EVP & CFO
Title	Date

Benchmark Confidential	Page 2 of 2